UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.1)

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RCS CAPITAL CORPORATION

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405 Park Avenue
New York, New York 10022

SUPPLEMENT TO PROXY STATEMENT

EXPLANATORY NOTE

This Supplement dated May 21, 2014 to the Proxy Statement dated April 30, 2014, previously mailed to shareholders (the “Proxy Statement”): (1) amends and restates the section entitled “Executive Compensation” set forth on pages 12 and 13 of the Proxy Statement to include information related to Brian D. Jones, the Company’s chief financial officer; (2) amends the section entitled “The Cetera Financings” to include on page 33 the description of an additional agreement entered into by relevant parties in connection with the transactions; (3) amends and restates the section entitled “The First Allied Contribution” set forth on pages 36-38 of the Proxy Statement to include additional information related thereto; and (4) the section entitled “Stock Ownership by Directors, Officers and Certain Stockholders” set forth on pages 40 and 41 of the Proxy Statement to include information relating to persons who became beneficial owners of more than five percent of the Company’s Class A Common Stock as a result of the consummation of the Company’s acquisition of Cetera Financial Holdings, Inc. on April 29, 2014. Any term used herein and not otherwise defined herein shall have the meaning set forth in the Proxy Statement.

CHANGES TO THE PROXY STATEMENT

The section entitled “Executive Compensation” in the Proxy Statement is amended and restated in its entirety as follows:

Executive Compensation

The services agreement provides that RCS Capital Management will provide us (but not our operating subsidiaries or RCS Holdings) with a management team, including a chief executive officer and president or similar positions. As of December 31, 2013, all of our executive officers, other than Brian D. Jones, who was appointed as our chief financial officer in December 2013, were employed by RCS Capital Management. Except as set forth below, none of our executive officers who are employeed by RCS Capital Management receives any fees or compensation from us. Instead, we pay RCS Capital Management the quarterly and incentive fees described in “RCS Capital Management and American Realty Capital — Services Agreement” and the performance-based awards described in “— 2013 Manager Multi-Year Outperformance Agreement.” In addition, certain of our named executive officers own shares of our Class A Common Stock and therefore will benefit from any appreciation in the market value of the shares.

During the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to December 31, 2013, we have incurred expenses of approximately $6.3 million to RCS Capital Management under the services agreement on account of the quarterly fee and the incentive fee. During the same period, no performance-based awards described in “— 2013 Manager Multi-Year Outperformance Agreement” were earned or vested.

In their capacities as executive officers, each executive officer devotes such portion of his time to our affairs as is necessary to enable us to operate our business.

Edward M. Weil, Jr., our president, secretary and treasurer, and Mr. Jones received compensation from Realty Capital Securities and RCS Advisory, respectively, during the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to December 31, 2013.

Mr. Weil earned $989,458 in the form of a stated commission rate calculated as a fixed percentage of sales of all products distributed by our operating subsidiary, Realty Capital Securities, for the period from our commencement of our operations following the issuance to us of Class A Units in Realty Capital Securities, RCS Advisory and ANST in connection with our initial public offering on June 10, 2013 to December 31, 2013. This arrangement was in effect prior to our initial public offering.

In addition to serving as our chief financial officer, Mr. Jones is employed by RCS Advisory as the head of our investment banking division for which he receives a base salary. Mr. Jones receives no compensation from us for serving as chief financial officer.

Summary Compensation Table

Name and principal position	Year	Salary ($)		All other compensation ($)		Total ($)
William M. Kahane; Chief Executive Officer	2013	—		—		—
Edward M. Weil, Jr.; President, Treasurer and Secretary	2013	—		989,458	(1)	989,458
Brian D. Jones; Chief Financial Officer and Assistant Secretary	2013	176,042	(2)	—		176,042

(1)	Reflects the amount of a commission calculated as a fixed percentage of sales of all products distributed by our operating subsidiary, Realty Capital Securities, for the period from our commencement of our operations on June 10, 2013 to December 31, 2013. This arrangement was in effect prior to our initial public offering.
(2)	Represents base salary paid to Mr. Jones by RCS Advisory in his capacity as head of our investment banking division for the period from our commencement of our operations on June 10, 2013 to December 31, 2013. Mr. Jones was appointed as our chief financial officer in December 2013.

The section entitled “The Cetera Financings” is amended to include additional disclosure immediately prior to the heading “The Luxor Commitment” as follows:

Assignment of Debt of RCAP Holdings to American Realty Capital

On September 25, 2013, to finance part of the cash merger consideration paid by RCAP Holdings to acquire First Allied Holdings Inc. (“First Allied”), $40.0 million was borrowed by RCAP Holdings from Bank of America (the “Original FA Acquisition Indebtedness”) which was secured by a pledge of substantially all the assets and equity interests owned by RCAP Holdings (including shares of our Class A Common Stock and Class B Common Stock held by RCAP Holdings), American Realty Capital and certain subsidiaries of American RealtyCapital.

On April 28, 2014, in connection with our and RCAP Holdings’ entry into the Bank Facilities and thecompletion of the Cetera Acquisition, the Original FA Acquisition Indebtedness was refinanced to remove RCAP Holdings as an obligor and to add American Realty Capital, which had been a guarantor under the Original FA Acquisition Indebtedness, as the borrower. The refinanced indebtedness is otherwise on substantially similar terms as the Original FA Acquisition Indebtedness, including the same principal amount and the same maturity. As a condition of this refinancing, RCAP Holdings transferred 11,200,000 shares of Class A CommonStock to RCAP Equity, LLC which were then used to secure American Realty Capital’s obligation under the indebtedness.

Following closing on April 28, 2014, $40.0 million in indebtedness, was outstanding. This indebtedness matures on September 25, 2015 and bears interest at 6.5% per annum. RCAP Equity, LLC was formed for the purpose described above and its members are the members of RCAP Holdings, who are also the members of RCS Capital Management, RCS Holdings and American Realty Capital. Similar to these other entities, control of RCAP Equity, LLC is exclusively vested in Messrs. Schorsch and Kahane.

The section entitled “The First Allied Contribution” in the Proxy Statement is amended and restated in its entirety as follows:

The First Allied Contribution

On September 25, 2013, RCAP Holdings became the owner of all the issued and outstanding shares of common stock of First Allied following the closing under a merger agreement dated as of June 5, 2013, with First Allied and other parties thereto (the “Original First Allied Merger Agreement”). Under the Original First Allied Merger Agreement, the effective cost of the acquisition of First Allied by RCAP Holdings was $177.0 million, consisting of $145.0 million in merger consideration.

A portion of the merger consideration was paid by the issuance of exchangeable notes by RCAP Holdings (the “First Allied Notes”), in the initial aggregate principal amount of $26.0 million paid to the former owners of First Allied and $32.0 million in bank indebtedness of First Allied (the “First Allied Indebtedness”) outstanding immediately following consummation of the merger. Interest on the First Allied Notes, which mature on September 25, 2016, accrues at the annual rate of 5%. The interest rate on the First Allied Notes does not include the additional value of the conversion option to the sellers. Interest expense in respect of the First Allied Notes was $1.3 million for the period from September 25, 2013 through May 2, 2014. Holders of the First Allied Notes have the option, at certain specified times, to exchange their First Allied Notes for shares of our Class A Common Stock at an exchange price of $23 per share. RCAP Holdings has the right to deliver cash in an amount equal to the then existing value of such shares of our Class A Common Stock in lieu of such shares. RCAP Holdings is responsible for any cash or Class A Common Stock issuable on exchange of the First Allied Notes, and RCAP Holdings has agreed to reimburse us for any amounts released from the escrow described below to pay cash on exchange of the First Allied Notes pursuant to a separate agreement. See “— The First Allied Reimbursement Agreement.”

To finance part of the cash merger consideration paid pursuant to the Original First Allied Merger Agreement, RCAP Holdings borrowed $40.0 million in Original FA Acquisition Indebtedness which was secured by a pledge of substantially all the assets and equity interests owned by RCAP Holdings (including shares of our Class A Common Stock and Class B Common Stock held by RCAP Holdings), American Realty Capital and certain subsidiaries of American Realty Capital. The Original FA Acquisition Indebtedness was scheduled to mature on September 25, 2015, and the effective interest rate from September 25, 2013 through April 28, 2014, when the Original FA Acquisition Indebtedness was refinanced, was 4.54% per annum, resulting in a total interest expense of $1.1 million for such period. On April 28, 2014, in connection with our and RCAP Holdings’ entry into the Bank Facilities and the completion of the Cetera Acquisition, the Original FA Acquisition Indebtedness was refinanced to remove RCAP Holdings as an obligor and to add American Realty Capital, which had been a guarantor under the Original FA Acquisition Indebtedness, as the borrower. The refinanced indebtedness is otherwise on substantially similar terms as the Original FA Acquisition Indebtedness, including the same principal amount and the same maturity. The initial interest rate on the refinanced indebtedness is 6.5% per annum. As a condition of this refinancing, RCAP Holdings transferred 11,200,000 shares of our Class A Common Stock held by RCAP Holdings to RCAP Equity, LLC, which shares then were pledged by RCAP Equity, LLC to secure American Realty Capital’s obligation under the refinanced indebtedness. RCAP Equity, LLC, a newly formed entity controlled by Messrs. Schorsch and Kahane, was formed expressly to be a guarantor under the refinanced indebtedness. The remaining shares of our Class A Common Stock and Class B Common Stock held by RCAP Holdings have been pledged by RCAP Holdings to secure the Bank Facilities. See “— The Cetera Financings — Assignment of Debt of RCAP Holdings to American Realty Capital,” “— The Cetera Financings — The Bank Facilities” and “Principal and Selling Stockholders” for more information.

On April 3, 2014, we entered into a contribution agreement (the “First Allied Contribution Agreement”) with RCAP Holdings, pursuant to which RCAP Holdings will contribute all its equity interests in First Allied to us (the “First Allied Contribution”). As consideration for the contribution, 11,264,929 shares of our Class A Common Stock are issuable to RCAP Holdings. The number of shares to be issued as consideration was determined based on a value of $207.5 million for the equity of First Allied and the VWAP of our Class A Common Stock on January 15, 2014, the day prior to the announcement of the Cetera Merger Agreement. In addition, immediately following consummation of the contribution, $33.8 million of First Allied Indebtedness is expected to be outstanding. The First Allied Indebtedness is on the same terms now as it was immediately following the closing of the acquisition of First Allied by RCAP Holdings under the Original First Allied Merger Agreement. The value of the shares of Class A Common Stock to be issued by us as consideration in the First Allied Contribution is $373.4 million, based on the closing price for our Class A Common Stock of $33.15 per share on May 14, 2014. Accordingly, the effective cost to us for the First Allied Contribution will be $407.2 million (including $33.8 million of First Allied Indebtedness and assuming a closing price for our Class A Common Stock of $33.15 per share on the date of consummation of the contribution), which is $230.2 million more than the effective cost to RCAP Holdings for First Allied in September 2013 under the terms of the Original First Allied Merger Agreement.

Under the terms of the Bank Facilities we entered into in connection with the closing of the Cetera Financings on April 29, 2014, it is an event of default if the outstanding First Allied Indebtedness is not repaid by July 28, 2014. Following repayment of the outstanding First Allied Indebtedness our obligations under the Bank Facilities also will be guaranteed, subject to certain, by First Allied and each of First Allied’s direct or indirect domestic subsidiaries that are not SEC-registered broker-dealers.

Pursuant to the First Allied Contribution Agreement with RCAP Holdings, we also will be assigned substantially all rights and assume substantially all obligations of RCAP Holdings under the Original First Allied Merger Agreement. Any outstanding First Allied Notes, as well as any remaining acquisition debt incurred by RCAP Holdings to finance a portion of the merger consideration, in connection with the Original First Allied Merger Agreement, will remain the obligations of RCAP Holdings. It is also an event of default under the Bank Facilities if an amount sufficient to repay the First Allied Notes is not deposited in the special escrow upon the earlier of the closing to occur of a proposed public offering of Class A Common Stock by us and August 27, 2014. Amounts on deposit in the special escrow would be released to repay the First Allied Notes or once the First Allied Notes have otherwise been satisfied.

The value of $207.5 million for the equity of First Allied established by our Board of Directors in January 2014 was determined as the effective cost to RCAP Holdings for First Allied of $177.0 million (consisting of $145.0 million in merger consideration (including the First Allied Notes) paid by RCAP Holdings to the former owners of First Allied and $32.0 million in bank indebtedness of First Allied outstanding immediately following consummation of the merger), minus indebtedness (net of cash) of First Allied of $7.0 million plus a carrying cost of $37.5 million. The carrying cost used to compensate RCAP Holdings for the use of its capital was determined based on an estimate of what we believe a third-party investor would have earned for a similar investment, or a range between 18% to 25% of the original cost of the investment. We used a midpoint of this range, or 21.5%, to determine the carrying cost. The rate used to determine the carrying cost was 21.2%, which was based on the period from June 5, 2013 (the date the Original First Allied Merger Agreement was executed and RCAP Holdings committed to make the investment) through May 31, 2014 (the expected closing date of the First Allied Contribution). The annualized rate from September 25, 2013 (the date the investment was actually made) until May 31, 2014 was 34.4%. The effective weighted blended interest rate on the First Allied Notes and the Original FA Acquisition Indebtedness from September 25, 2013 through May 31, 2014 was 4.71% per annum, resulting in a total interest expense of $1.1 million for such period, not including the value of the conversion option on the First Allied Notes.

The Board of Directors, when it established the purchase price for the First Allied Contribution in January 2014, applied the carrying cost to the effective cost of RCAP Holdings’ acquisition of First Allied, which was $177.0 million (consisting of $145.0 million in merger consideration paid to the former owners of First Allied and $32.0 million of First Allied Indebtedness outstanding immediately following the merger). First Allied had approximately $25.0 million of cash at the time of the determination of the purchase price for the First Allied Contribution by the Board of Directors. The cash of First Allied could increase or decrease prior to the date of closing of the First Allied Contribution, which would have the effect of decreasing or increasing the effective cost of the acquisition to us. RCAP Holdings and First Allied have agreed that First Allied will not make any dividends or other distributions prior to the closing of the First Allied Contribution.

Pursuant to the First Allied Contribution Agreement, we and RCAP Holdings have made certain customary representations and warranties to each other and agreed to customary covenants, in part to allocate contractual risk between the parties and not as a means of establishing facts. The representations and warranties contained in the First Allied Contribution Agreement will generally survive the closing of the First

Allied Contribution for a period of 12 months post-closing. Subject to certain limitations, including, among other things, a cap of $15.5 million and a deductible of $1.0 million that applies to breaches of most of RCAP Holdings’ representations and warranties before we would be entitled to recover any losses, the sellers have agreed to indemnify us for breaches of their representations, warranties, covenants and agreements and for certain other specified matters. In addition, subject to certain limitations including a cap of $15.5 million and a deductible of $1.0 million, we have agreed to indemnify RCAP Holdings for breaches of our representations, warranties, covenants and agreements.

The completion of the First Allied Contribution is subject to various conditions, including, among other things, the receipt of certain requisite consents from third parties, approval by a majority of the combined voting power of stockholders of the issuance of shares of Class A Common Stock to RCAP Holdings and approval by FINRA of the proposed change of control of First Allied’s broker-dealer subsidiaries, to the extent required.

The First Allied Contribution Agreement includes certain termination rights for both parties, including that either party may terminate the agreement if certain conditions have not been satisfied or waived on or prior to December 31, 2014.

The section entitled “Stock Ownership by Directors, Officers and Certain Stockholders” in the Proxy Statement is amended and restated in its entirety as follows:

Stock Ownership by Directors, Officers and Certain Stockholders

The following table sets forth information regarding the beneficial ownership of our Class A Common Stock and Class B Common Stock as of April 30, 2014 for:

•	each person who is known by us to beneficially own more than 5% of any class of our outstanding shares;
•	each of our named executive officers;
•	each of our directors;
•	all our executive officers and directors as a group; and
•	the selling stockholder.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

Percentage of beneficial ownership in the table below is based on 47,924,446 shares of Class A Common Stock deemed to be outstanding as of April 30, 2014, assuming the conversion of all outstanding shares of convertible preferred stock and outstanding convertible notes into shares of our Class A Common Stock at the conversion price applicable on April 30, 2014 and the exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management.

Under a stock purchase agreement dated as of April 29, 2014, among our company, Luxor Capital Partners, LP, Luxor Capital Partners Offshore Master Fund, LP, Luxor Spectrum Offshore Master Fund, LP, Luxor Wavefront, LP and OC 19 Master Fund, L.P.-LCG, which we refer to collectively as the Luxor affiliates, the Luxor affiliates purchased $270.0 million (aggregate liquidation preference) of convertible preferred stock and $120.0 million (face amount) convertible notes and agreed to purchase up to $50.0 million in shares of our Class A Common Stock in a private offering. The stock purchase agreement further provides that in no event will the Luxor affiliates be allowed to accept an aggregate number of shares of our Class A Common Stock purchased in the Concurrent Private Offering (the “Concurrent Private Offering”) and upon conversion of the Convertible Preferred Stock and Convertible Notes that collectively exceeds 9.9% of the number of shares of our Class A Common Stock outstanding on April 28, 2014 (as appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like). As of April 28, 2014, there were 28,317,237 shares of our Class A Common Stock outstanding, and the Luxor affiliates did not own any Class

A Common Stock or any other securities issued by us. We and the Luxor affiliates have also agreed that this provision can be waived by the Luxor affiliates on 65 days’ notice to us.

Beneficial Owner(1)	No. of Shares of Class A Common Stock Beneficially Owned		% of Class A Common Stock	No. of Shares of Class B Common Stock Beneficially Owned		% of Combined Voting Power
Nicholas S. Schorsch	24,071,499	(7)	50.23%	1	(8)	75.11%
William M. Kahane	24,051,499	(8)	50.19%	1	(8)	75.09%
RCAP Holdings, LLC	12,851,999		26.82%	1		63.41%
RCAP Equity, LLC	11,200,000		23.37%	—		11.69%
Luxor Capital Partners, LP(2)	7,615,360		15.89%	—		7.95%
Luxor Capital Partners Offshore Master Fund, LP(3)	8,783,125		18.33%	—		9.16%
Luxor Spectrum Offshore Master Fund, LP(4)	653,706		1.36%	—		0.68%
Luxor Wavefront, LP(5)	1,849,922		3.86%	—		1.93%
OC 19 Master Fund, L.P.-LCG(6)	705,096		1.47%	—		0.74%
Edward M. Weil, Jr.	1,000		*	—		*
Peter M. Budko	—		—	—		*
Brian S. Block	—		—	—		*
Brian D. Jones	112,671	(9)	*	—		*
Brian L. Nygaard	—		—	—		—%
Mark Auerbach	—		—	—		—%
Jeffrey J. Brown	—		—	—		—%
C. Thomas McMillen	—		—	—		—%
Howell D. Wood	—		—	—		—%
Directors and executive officers as a group (12 persons)	24,185,170	(10)	50.47%	1	(8)	77.13%

*	Less than 1%
(1)	Except as otherwise indicated, the business address of each individual or entity listed in the table is c/o RCS Capital Corporation, 405 Park Avenue, 15 th Floor, New York, NY 10022.
(2)	The business address of Luxor Capital Partners, LP is c/o Luxor Capital Group, LP, 1114 Avenue of the Americas, 29th Floor, New York NY 10036. Consists of 5,402,931 shares of Convertible Preferred Stock, which are convertible into 4,912,240 shares of our Class A Common Stock, $44,232,000 aggregate principal amount of Convertible Notes, which are convertible into 2,088,385 shares of our Class A Common Stock and 614,735 shares of our Class A Common Stock issuable upon exercise of Luxor’s put right with respect to its membership interest in RCS Capital Management. Luxor Capital Group LP will purchase shares of our Class A Common Stock in the Concurrent Private Offering. All of these securities are, or will be, held directly by Luxor Capital Group LP. Luxor Capital Group, LP, or Luxor Capital, as the investment manager of Luxor Capital Partners, LP has voting and investment discretion over securities held by Luxor Capital Partners, LP. Christian Leone, in his capacity as Manager of Luxor Management, LLC, the general partner of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to Luxor Capital Partners, LP. Each of the reporting persons disclaims beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein, if any.
(3)	The business address of Luxor Capital Partners Offshore Master Fund, LP, is c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Consists of 6,778,644 shares of Convertible Preferred Stock, which are convertible into 6,163,012 shares of our Class A Common Stock, and $55,494,000 aggregate principal amount of convertible notes, which are convertible into 2,620,113 shares of our Class A Common Stock. Luxor Capital Partners Offshore Master Fund, LP will purchase shares of our Class A Common Stock in the

Concurrent Private Offering. All of these securities are, or will be, held directly by Luxor Capital Partners Offshore Master Fund, LP. Luxor Capital as the investment manager of Luxor Capital Partners Offshore Master Fund, LP has voting and investment discretion over securities held by Luxor Capital Partners Offshore Master Fund, LP. Christian Leone, in his capacity as Manager of Luxor Management, LLC, the general partner of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to Luxor Capital Partners Offshore Master Fund, LP. Each of the reporting persons disclaims beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein, if any.
(4)	The business address of Luxor Spectrum Offshore Master Fund, LP, is c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Consists of 504,479 shares of Convertible Preferred Stock, which are convertible into 458,663 shares of our Class A Common Stock, and $4,131,000 aggregate principal amount of convertible notes, which are convertible into 195,042 shares of our Class A Common Stock. Luxor Spectrum Offshore Master Fund, LP will purchase shares of our Class A Common Stock in the Concurrent Private Offering. All of these securities are, or will be, held directly by Luxor Spectrum Offshore Master Fund, LP. Luxor Capital Group as the investment manager of Luxor Spectrum Offshore Master Fund, LP has voting and investment discretion over securities held by Luxor Spectrum Offshore Master Fund, LP. Christian Leone, in his capacity as Manager of Luxor Management, LLC, the general partner of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to Luxor Spectrum Offshore Master Fund, LP. Each of the reporting persons disclaims beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein, if any.
(5)	The business address of Luxor Wavefront, LP, is c/o Luxor Capital Group, LP, 1114 Avenue of the Americas, 29th Floor, New York NY 10036. Consists of 1,427,748 shares of Convertible Preferred Stock, which are convertible into 1,298,081 shares of our Class A Common Stock, and $11,688,000 aggregate principal amount of convertible notes, which are convertible into 551,841 shares of our Class A Common Stock. Luxor Wavefront, LP will purchase shares of our Class A Common Stock in the Concurrent Private Offering. All of these securities are, or will be, held directly by Luxor Wavefront, LP. Luxor Capital as the investment manager of Luxor Wavefront, LP has voting and investment discretion over securities held by Luxor Wavefront, LP. Christian Leone, in his capacity as Manager of Luxor Management, LLC, the general partner of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to Luxor Wavefront, LP. controlling this fund. Each of the reporting persons disclaims beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein, if any.
(6)	The business address of OC 19 Master Fund, L.P.-LCG, is c/o Luxor Capital Group, LP, 1114 Avenue of the Americas, 29th Floor, New York NY 10036. Consists of 544,178 shares of Convertible Preferred Stock, which are convertible into 494,756 shares of our Class A Common Stock, and $4,455,000 aggregate principal amount of convertible notes, which are convertible into 210,340 shares of our Class A Common Stock. OC 19 Master Fund, L.P.-LCG will purchase shares of our Class A Common Stock in the Concurrent Private Offering. All of these securities are, or will be, held directly by OC 19 Master Fund, L.P.-LCG. Luxor Capital as the investment manager of OC 19 Master Fund, L.P.–LCG has voting and investment discretion over securities held by OC 19 Master Fund, L.P.–LCG. Christian Leone, in his capacity as Manager of Luxor Management, LLC, the general partner of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to OC 19 Master Fund, L.P.—LCG. Each of the reporting persons disclaims beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein, if any.
(7)	20,000 shares are held directly by Nicholas S. Schorsch. 12,851,499 shares are held by RCAP Holdings, LLC, which holds the sole outstanding share of Class B Common Stock 11,200,000 shares are held by RCAP Equity, LLC. On April 29, 2014, RCAP Holdings, LLC pledged substantially all of its assets, including 12,851,999 shares of Class A Common Stock and the sole outstanding share of RCAP Class B Common Stock, to secure the bank facilities. See “Relationships and Related Parties — The Cetera Financings — The Bank Facilities.” An event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of Class B Common Stock could give rise to a change in control of our company. The shares of Class A Common Stock held by RCAP Equity, LLC are pledged pursuant to a separate arrangement, but operation of that pledge would not give rise to a change in control of our company. See “Relationships and Related Parties — The Cetera Financings — Assignment of Debt of RCAP Holdings to American Realty Capital.” The reporting person directly or indirectly controls RCAP Holdings, LLC and RCAP Equity, LLC and may be deemed to beneficially own the shares held by RCAP Holdings, LLC and RCAP Equity, LLC. The reporting person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein.
(8)	12,851,499 shares are held by RCAP Holdings, LLC, which holds the sole outstanding share of Class B Common Stock, and 11,200,000 shares are held by RCAP Equity, LLC. On April 29, 2014, RCAP Holdings, LLC pledged substantially all of its assets, including 12,851,999 shares of Class A Common Stock and the sole outstanding share of RCAP of Class B Common Stock, to secure the bank facilities. See “Relationships and Related Parties — The Cetera Financings — The Bank Facilities.” An event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of Class B Common Stock could give rise to a change in control of our company. The shares of Class A Common Stock held by RCAP Equity, LLC are pledged pursuant to a separate arrangement, but operation of that pledge would not give rise to a change in control of our company. See “Relationships and Related Parties — The Cetera Financings — Assignment of Debt of RCAP Holdings to American Realty Capital.” The reporting person directly or indirectly controls RCAP Holdings, LLC and RCAP Equity, LLC and may be deemed to beneficially own the shares held by RCAP Holdings, LLC and RCAP Equity, LLC. The reporting person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein.
(9)	Includes 110,671 restricted shares awarded under our equity plan.
(10)	20,000 shares are held directly by Nicholas S. Schorsch, 1,000 shares are held directly by Edward M. Weil, Jr. and 112,671 shares (including 110,671 restricted shares awarded under our equity plan) are held directly by Brian D. Jones. Of the remaining 24,051,499 shares, 12,851,499 shares are held by RCAP Holdings, LLC and 11,200,000 shares are held by RCAP Equity, LLC. On April 29, 2014, RCAP Holdings, LLC pledged substantially all of its assets, including 12,851,999 shares of Class A Common Stock and the sole outstanding share of RCAP Class B Common Stock, to secure the bank facilities. See “Relationships and Related Parties — The Cetera Financings — The Bank Facilities.” An event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of Class B Common Stock could give rise to a change in control of our company. The shares of Class A Common Stock held by RCAP Equity, LLC are pledged pursuant to a separate arrangement, but operation of that pledge would not give rise to a change in control of our company. See “Relationships and Related Parties — The Cetera Financings — Assignment of Debt of RCAP Holdings to American Realty Capital.” Each of Messrs. Schorsch, and Kahane may be deemed to beneficially own the shares held by RCAP Holdings, LLC and RCAP Equity, LLC and each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.